AMENDMENT TO NON-OUALIFIED STOCK OPTION
                            CERTIFICATE AND AGREEMENT

      Amendment made as of this 4th day of October, 1996 by and between COMMAND SECURITY CORPORATION, a New York corporation (the "Company") and DEBRA MILLER ("Miller").

                                   WITNESSETH

      WHEREAS, the parties have entered into a Non-Qualified Stock Option Certificate and Agreement dated as of May 6, 1992 (the "Non-Qualified Stock Option Agreement") pursuant to which an option to purchase 7,500 shares of common stock of the Company at $3.81 per share has been issued to Miller;

      WHEREAS, by mutual agreement between the Company's Board of Directors pursuant to a special meeting of the Board of Directors held on the 4th day of October, 1996 and Miller, the Company and Miller agreed that the Non-Qualified Stock Option Certificate and Agreement be amended.

      In consideration of the premises and mutual agreements herein set forth and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree to amend the Non-Qualified Stock Option Agreement as follows:

      1. The exercise price is hereby amended to be $2.25 (the fair market value of the Company's shares as of approximately October 4, 1996).

      2. The expiration date of the Non-Qualified Stock Option Certificate and Agreement is hereby amended to December 31, 1999.

      2. This amendment shall be effective immediately.

      3. Except as otherwise specifically provided in this amendment, all other terms and provisions of the Non-Qualified Stock Option Agreement shall remain in full force and effect.

      IN WITNESS WHEREOF, the parties have executed this third amendment as of the date first written above.

                                        COMMAND SECURITY CORPORATION


                                        By:___________________________
                                            William C. Vassell,
                                            Chairman of the Board

                                            ___________________________
                                            Debra Miller